EXHIBIT 10 (g)


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                                                     Dated as of October 7, 1998

Mr. Shahrokh "Shawn" Sedaghat
1715 Green Acres Drive
Beverly Hills, CA  90210

Dear Mr. Sedaghat:

We are delighted you have agreed to serve as a consultant to Digital LAVA, Inc. (the "Company"). In this letter, I would like to present the terms of your engagement with the Company.

1. Duties and Term. In connection with your engagement, you will consult with the Company concerning general corporate matters as the President or Chief Executive Officer may request from time to time. Your engagement will commence on October 1, 1998, and will end on September 30, 1999. During your engagement you agree to such time as may be necessary to your consulting duties, but in no event more than 10 hours in any month, provided that such consulting (i) does not interfere with or otherwise limit Mr. Sedaghat's ability to perform his full-time services for his current employer, and (ii) does not require Mr. Sedaghat to travel or incur any out-of-pocket expenses.

2. Compensation. In consideration of your services, you will receive payments at the rate of $8,333.34 during the term of your engagement, payable on the last day of each month commencing with October, 1998. However, the compensation due to you will be deferred and shall accrue until the earliest of (i) January 1, 1999, (ii) the termination or abandonment of the Company's efforts to consummate an initial public offering of the Company's securities (the "IPO"), (iii) successful consummation of the IPO, or (iv) upon the Company's breach of any of the covenants set forth in Section 5 of the letter agreement between the Company and Mr. Sedaghat dated as of the date of this letter. Upon the occurrence of such event the deferred and accrued salary shall become immediately due and payable.

3. Other Benefits. You will not be entitled to any other compensation or benefits for your services, regardless of the compensation or benefits offered by the Company to its employees or other consultants. The Company will reimburse you for actual out-of-pocket expenses incurred by you in the performance of your services provided that such expenditures have been approved in advance by an officer of the Company in writing.

4. Confidentiality. As a consultant to the Company, you may have access to information about the Company and third parties which is confidential in nature. You agree that you will not disclose any such information to any other person or entity, nor shall you use such information for any purpose other than the performance of your duties with the Company. You also agree that you will not disclose to the Company any confidential or proprietary information belonging to any third party, and will not use such information for the benefit of the Company.




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5. Miscellaneous. The agreements set forth in this letter are personal, and your rights set forth above may not be transferred or assigned by you. This letter agreement represents the entire agreement between you and the Company concerning your consulting and supersedes all prior negotiations and agreements, whether written or oral, relating to your engagement.

     This letter agreement may not be amended or waived unless pursuant to a writing signed by you and an officer of the Company. No waiver of any term of this letter agreement or of any breach of any condition or provision to be performed under this letter agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

     You will bear full and complete liability for the payment of all applicable income, payroll, withholding and other taxes and deductions required to be paid on account of amounts received by you pursuant to this Agreement by any law, rule or regulation of any federal, state or local authority.

     The laws of the State of California shall govern the interpretation, validity and performance of the terms of this letter agreement, without reference to conflicts of law rules.

     You agree that you are an independent contractor to, and not an employee or agent of, the Company, and that you do not have any authority or right to enter into any agreements or binding obligations on behalf of the Company.

     You may terminate this Agreement at any time by notice to the Company effective as of the date of such notice, provided that your obligation in
Section 4 above shall continue in full force and effect.

                                     ******

     To acknowledge your agreement to the terms of your engagement set forth above, please sign a copy of this letter where indicated and return it to me at your earliest convenience.

                                            Digital LAVA, Inc.


                                            By:      /s/ Joshua D.J. Sharfman
                                                     ---------------------------
                                                     An Authorized Officer
Accepted and Agreed the
date first written above


/s/ Shahrokht Sedaghat
--------------------------
Consultant